Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Parsley Energy, Inc.:

We consent to the incorporation by reference in the registration statement No. 333‑196295 on Form S-8, in the registration statement No. 333-204766 on Form S-3 and in the registration statement No. 333-217626 on Form S-3 of Parsley Energy, Inc. and subsidiaries (the “Company”), including amendments thereto, of our reports dated February 28, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of the Company.

Dallas, Texas
February 28, 2018